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                                                                     EXHIBIT 5.1

                          FULBRIGHT & JAWORSKI L.L.P.
                  A Registered Limited Liability Partnership
                               666 Fifth Avenue
                              New York, NY 10103



                                         September 19, 2000


Universal Health Services, Inc.
Universal Corporate Center
367 South Gulph Road
King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

     We have acted as counsel to Universal Health Services, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $586,992,000 aggregate principal amount at maturity of the Company's Convertible Debentures Due 2020 (the "Debentures"), and such indeterminate number of shares of class B common stock, $0.01 par value, of the Company, as may be required for issuance upon conversion of the Debentures (the "Conversion Shares"), on a Registration Statement on Form S-3 (such Registration Statement, as it may be amended from time to time, the "Registration Statement"). The Debentures and the Conversion Shares are to be offered and sold by certain securityholders of the Company.

     We have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinions set forth below are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on the foregoing, we advise you that in our opinion:

     1. The Debentures are valid and binding obligations of the Company entitled to the benefits of the Indenture, dated as of June 23, 2000, between the Company and Bank One Trust
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Company, N.A., as trustee, and enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     2. The Conversion Shares have been duly authorized, and, if and when issued by the Company upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion, and our opinion, dated June 19, 2000, as to certain tax matters relating to the Debentures, as exhibits to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     The opinions expressed herein are solely for your benefit, and may be relied upon only by you.

                                    Very truly yours,

                              /s/ Fulbright & Jaworski L.L.P